NEWS FOR RELEASE: 11/12/99

CONTACTS:   Maritza Maldonado                 Mark Pearce
            Ramtron                           NEC Electronics, Inc.
            (408) 293-8600 Ext. 317           (408) 588-6620
            maritzam@pacifico.com             mark pearce@el.nec.com
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NEC AND ENHANCED MEMORY SYSTEMS RESOLVE DISPUTE

SANTA CLARA, Calif. - November 12, 1999 - NEC Electronics, Inc., a wholly owned subsidiary of NEC Corporation, Japan, (NASDAQ:NIPNY) and Enhanced Memory Systems, Inc., a wholly owned subsidiary of Ramtron International Corporation (NASDAQ:RMTR) announced today that they have amicably resolved their differences and have dismissed the claims and counterclaims pending against each other relating to NEC's Virtual Channel and EMS's EDRAM technologies.

With these issues finally resolved, both companies can now look forward to dedicating their every effort to developing their respective low latency technologies: NEC's Virtual Channel Memory and EMS's Enhanced DRAM.

The public terms of the settlement agreement will be available from the United States International Trade Commission as of November 12, 1999.

About VCM

Developed by NEC Electronics, Inc. in the United States, VCM is a new DRAM core architecture that dramatically improves a memory system's ability to service multi-tasking requirements. Among other benefits, using VCM technology results in reduced data access latency and lower power consumption, and compared with other memory solutions VCM enables higher performance with the least amount of design effort. An industry-standard open architecture approved by JEDEC, VCM has already received wide product support from DRAM vendors including Hyundai and Infineon.

About EDRAM

Enhanced Memory Systems began shipping the industry's first low-latency EDRAM products in 1992, and in 1996 announced its 133MHz enhanced synchronous DRAM (ESDRAM) products. The ESDRAM, which is an official JEDEC SDRAM Superset standard, employs Enhanced's proprietary direct-mapped cache architecture. This unique architecture enables the ESDRAM to achieve price/performance features not available in other DRAM technologies. A simplified ESDRAM-Lite architecture, which further extends the ESDRAM price/performance advantage, has also been proposed to JEDEC for future double-data-rate SDRAM products. Enhanced has EDRAM manufacturing agreements with Infineon (formerly Siemens Semiconductors) and IBM Electronics, and is pursuing additional strategic partnerships and licensees to advance its EDRAM technology in the marketplace.

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About NEC Electronics Inc.

NEC Electronics Inc., headquartered in Santa Clara, California, is one of the leading developers, manufacturers and suppliers of semiconductor products in the United States. Committed to meeting customers' cost, performance and time-to-market requirements, the company offers solutions ranging from standard products to system-on-a-chip (SOC) solutions, as well as customized products for next-generation designs. NEC Electronics also offers customers the benefits of a state-of-the-art manufacturing facility in Roseville, CA, and the global manufacturing capabilities of its parent company, NEC Corporation (NASDAQ:NIPNY). For more information about products offered by NEC Electronics Inc., please visit the NEC Electronics Web site at http://www.necel.com.

About Enhanced Memory Systems

Enhanced Memory Systems develops and markets patented EDRAM (registered trademark) high-performance specialty memories that combine fast DRAM and SRAM on one chip. Enhanced Memory Systems is headquartered in Colorado Springs, Colorado and is a wholly owned subsidiary of Ramtron International Corporation (Nasdaq: RMTR). For more information about Ramtron and its products, contact Communications Department, Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado, USA, 80921. Telephone is 800-545-FRAM
(3726); FAX is 719-481-9294; E-mail address is edraminfo@ramtron.com. Homepage is www.ramtron.com and www.edram.com.

NEC Electronics Inc. is either a registered trademark or trademark of NEC Corporation in the United States and/or other countries.

All other registered trademarks or trademarks are property of their respective owners.

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